Exhibit 10.1

WEWORK MEMBERSHIP AGREEMENT

HEADQUARTERS BY WEWORK

MEMBERSHIP DETAILS FORM

COMPANY
Company Name (Legal Name):	Axsome Therapeutics, Inc.
Industry:	Biopharmaceutical
WEWORK
WeWork Entity (Legal Name):	22 Cortlandt Street HQ LLC
CONTRACT TERM DETAILS
Start Date:	August 1, 2020
Initial Commitment Term (Start Date and end date):	Twelve (12) Months August 1, 2020 – July 31, 2021
Extension Options (Start Date and end date) (if applicable):	N/A
Member Company Termination Notice Required:	Six (6) Months
OFFICE SPACE DETAILS AND MEMBERSHIPS
Address of Main Premises:	22 Cortlandt Street, New York, NY 1007
Dedicated Office Space Description (if applicable) (e.g., entire 4th floor of Main Premises):	Office Number 16-100 (Entire 16th Floor of Main Premises)
Office Number(s):	Office Number 16-100 (Entire 16th Floor of Main Premises)
Capacity and Individual Memberships:	145
PRICING / FINANCIAL TERMS
Monthly Fee[1]:	$105,000.00 See “Monthly Fee Schedule” below for additional detail.
Base Monthly Fee:	$105,000.00
Buy Up (Custom Work) Fees (Monthly) (throughout the duration of the Term) (see Exhibit B, if applicable):	N/A
Additional Services Fees (Monthly) (see Exhibit C, if applicable):	N/A
Service Retainer:	$315,000.00

1  The Monthly Fee includes the (i) Base Monthly Fee (including applicable Discounts) (ii) monthly Buy Up (Custom Work) Fees and (iii) Additional Services Fees as set forth above. Applicable taxes (if any) are not included.

2

To be paid within seven (7) Regular Business Days of the Effective Date (defined below) and, in any event, prior to the Start Date. You shall not be permitted to move into the Office Space until the Service Retainer has been fully paid.

Set-Up Fee: Custom Work / Buy Up Fees (One Time):

$0

$0

To be paid within seven (7) Regular Business Days of the Effective Date and, in any event, prior to the Start Date. You shall not be permitted to move into the Office Space until the Set-Up Fee has been fully paid.

BILLING
Payment Method:	ACH, Credit Card or Wire Transfer
Net Payment Term (if applicable):
Billing Notes:	Payment terms: 8/1/20 – 11/30/20: $90,000.00 12/1/20 – 3/31/21: $100,000.00 4/1/21 – 7/31/21: $125,000.00
SERVICE CREDIT AND REPLACEMENT FEES (FOR USE OUTSIDE OF MAIN PREMISES)

Conference Room (per credit): $25.00

Black & White printing (per sheet printed): $0.08

Color printing (per sheet printed): $0.40

Keycard Replacement Fee: $25.00

WeWork reserves the right to increase the service credit and replacement fees in a manner that applies to all members at the Premises subject to providing you with thirty (30) days’ advanced notice.

PURCHASED PRINTING AND CONFERENCE ROOM CREDITS FOR USE OUTSIDE OF MAIN PREMISES (IF APPLICABLE)
Service	Units
Conference Room Credits:	35 Conference Room credits per month
Black and White Print and Copy Credits:	100 Black and White Print and Copy Credits per month
Color Print and Copy Credits:	50 Color Print and Copy Credits per month
CUSTOM WORK (“WEWORK WORK”) DETAILS (IF APPLICABLE)
WeWork Work Description:	N/A

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WeWork Work Cost Allocation between the Parties:	N/A
ADDITIONAL ITEMS (IF APPLICABLE)
Overtime HVAC:

Overtime HVAC Hours: outside of HVAC Standard Hours. “HVAC Standard Hours” are: Monday through Friday: 8:00 AM to 6:00 PM (PST).

Price for Overtime HVAC: Member Company shall be responsible for the landlord or WeWork’s cost of furnishing Overtime HVAC services to the Office Space equal to:

• Air Conditioning = $440/hour (minimum four (4) hours per day)

• Heating and Ventilation = $330/hour (minimum four (4) hours per day)

IT Services:	N/A
Security Access:	N/A
Parking (if applicable) (excluding tax):	N/A
Broker used in connection with the Agreement (if applicable):	N/A
Exhibits/Annexes:	Exhibit A: House Rules Exhibit B: Buy Up (Custom Work) Exhibit C: Additional Services
Additional Notes (if applicable):

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Monthly Fee Schedule

Applicable Period: (Insert exact Start and End Dates)	Market Rate (Base Monthly Fee): (tax excluded)	Base Monthly Fee Discount: (if applicable)	Total Discounted Monthly Fee Due (tax, Services Fee and Custom Work/Buy Up Fees excluded): (if applicable)
August 1, 2020 – November 30, 2020	$167,500.00	$77,500.00	$90,000.00
December 1, 2020 – March 31, 2021	$167,500.00	$67,500.00	$100,000.00
April 1, 2021 – July 31, 2021	$167,500.00	$42,500	$125,000.00

Notes to the Monthly Fee Schedule:

•       The Monthly Fee is subject to Section 4 of the Agreement, including the automatic annual increase and amendments to the Monthly Fee following the Initial Commitment Term and any additional commitment term(s)

•       If discounts vary from month to month, discounts should be stated on a monthly basis (and start and end dates stated clearly)

•       If discounts apply to optional additional commitment terms, these should be clearly stated

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MEMBER CONTACT DETAILS
PRIMARY MEMBER
Primary Member Name:	Mark Jacobson (Chief People Officer)
Phone Number:	212-332-3243
Email:	mjacobson@axsome.com
Address:	200 Broadway, 3rd Floor, New York, NY 10038
AUTHORIZED SIGNATORY Authorized Signatory	______Please check here if Primary member is also
Contact Name:	Nick Pizzie (Chief Financial Officer)
Phone Number:	1-646-844-6270
Email:	npizzie@axsome.com
Address:	200 Broadway, 3rd Floor, New York, NY 10038

BILLING CONTACT Billing Contact	______Please check here if Primary member is also
Contact Name:	Nick Pizzie (Chief Financial Officer)
Phone Number:	1-646-844-6270
Email:	npizzie@axsome.com
Address:	200 Broadway, 3rd Floor, New York, NY 10038
WEWORK CONTACT DETAILS
MAIN WEWORK CONTACT
WeWork Employee Name:	Mark Jacobson (Chief Operating Officer)
Phone Number:	212-332-3243
Email:	mjacobson@axsome.com

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SIGNATURE: (Signatory must match Authorized Signatory as noted in Contact Details above).

This Agreement, including the Terms and Conditions, Membership Details Form and Exhibits attached hereto, will be effective when signed by both parties. In the event of any conflict between the Terms and Conditions, the Membership Details Form and Exhibits, the Membership Details Form shall prevail.

By signing this Agreement you represent to us that you have the proper authority to execute this Agreement on behalf of the company listed above and incur the obligations described in this Agreement on behalf of such company.

COMPANY SIGNATURE		WEWORK SIGNATURE
Company Name:	Axsome Therapeutics	WeWork Building Entity:
Signature:	/s/ Nick Pizzie	Signature:	/s/ Caroline Walls
Name (Print):	Nick Pizzie	Name (Print):	Caroline Walls
Title:	Chief Financial Officer	Title:	Account Director
Date:	6/5/2020	Date:	6/6/2020

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TERMS & CONDITIONS

1.    DEFINED TERMS

“Agreement” means, collectively, these Terms & Conditions (the “Terms and Conditions”), the attached Membership Details Form cover page(s) (the “Membership Details Form”), and any other attachments, exhibits, and/or supplements.

“Authorized Signatory” means an individual authorized to legally bind the Member Company.

“Capacity” means the maximum number of Memberships allotted to your Office Space as set forth in the Membership Details Form.

“Commitment Term” means the period of time from the Start Date to the last day of the period set forth on the Membership Details Form under “Commitment Term” with respect to each Individual Office Number, and which may be extended upon mutual agreement of the parties.

“Landlord” means our landlord(s) at the Main Premises. “Lease” means our lease with our Landlord at the Main Premises

“Main Premises” means the Premises in which the Office Space is located, as set forth in the Membership Details Form.

“Member” means each individual person you authorize to receive the Services (defined below) (each Member granted a “Membership”).

“Member Company” or “you” means the company or entity entering into this Agreement as listed in the Membership Details Form.

“Office Space” means the office number(s) and/or workspace location(s) speciﬁed in the Membership Details Form, provided that, if the symbol “Ø” is included on the Form, we will provide the office number(s) and/or workspace location(s) prior to the Start Date.

“Premises” means a building or portion of a building in which WeWork offers offices, workstations, other workspaces, and/or other services to WeWork members.

“Primary Member” means the primary Member contact for WeWork located in the Main Premises and set out in the Member Contact Details of the Membership Details Form.

“Regular Business Days” are all weekdays, except local bank/government holidays.

“Regular Business Hours” are generally from 9:00 a.m. to 6:00 p.m. on Regular Business Days.

“Set-Up Fee” means the fee you will be charged for each individual Membership included in the Capacity of your Office Space; you are obligated to pay the Set-Up Fee for each individual office that you occupy, including such Set-up Fees as may be due upon transfer, including upgrade or downgrade (i.e. transferring to an Office Space with a higher or lower Capacity), of Office Space.

“Start Date” means the date set forth in the Membership Details Form upon which the Services will begin being provided with respect to the Office Space.

“WeWork”, “we” or “us” means the WeWork entity you are contracting with as set forth in the Membership Details Form.

“WeWork Member Network” means the WeWork members-only online community accessed through the internet or our mobile app.

2.    THE BENEFITS OF MEMBERSHIP

a.    Services. Subject to the terms and conditions of this Agreement, and any other policies we make available to you with prior notice from time to time, during the Term (defined below), WeWork will use commercially reasonable efforts to provide you (and your Members, as applicable) with the services described below. These services are referred to in this Agreement as the “Services.”

i.       Office Space at the Main Premises

a.    Dedicated access to and use of the Office Space, subject to our access rights as set forth in this Agreement, and provided that no other WeWork members shall have access to your Office Space unless authorized by you or one of your Members.

b.    Regular maintenance of the Office Space, including cleaning.

c.    Furnishings for the Office Space of the quality and in the quantity typically provided to other member companies with similar office space, workstations, and/or other workspace, as applicable, in the Premises.

d.    You shall be permitted to install your own printers, copiers and/or scanners in the Office Space.

e.    In the event you have conference rooms located within your Office Space, you shall also have unlimited and dedicated complimentary use of the conference rooms within such Office Space to the exclusion of all other WeWork members.

f.     Access to and use of the shared Internet connection in accordance with the terms of services available on our website (the “WeWork Data Connection & Internet Access ToS”).

g.    Electricity for reasonably acceptable office use in the Office Space.

h.    Heat and air-conditioning (“HVAC”) in the Office Space during Regular Business Hours.

ii.       Upon booking space at Premises other than the Main Premises:

a.    Access to and use of the WeWork Member Network in accordance with the terms of services for the WeWork Member Network available on our website (the “WeWork Member Network ToS”).

b.    Access to and use of the shared Internet connection at any other Premises in accordance with the WeWork Data Connection & Internet Access ToS.

c.    Use of the printers, copiers and/or scanners available to our members and member companies, in accordance with the terms described herein at any Premises using printing credits.

d.    Use of the conference rooms available to WeWork members at any other Premises, in each case subject to availability and your prior reservation of such conference rooms using conference room credits, in accordance with the terms described herein.

e.    Use of common areas, kitchens and beverages made available to our members and member companies.

f.     Opportunity to participate in members-only events, beneﬁts and promotions.

The Services listed in this Section in paragraphs (i)(a), (c) and (h) will be deemed “material” for the purpose of this Agreement (the “Material Services”). All other Services listed in this Section are deemed “non-material” for the purpose of this Agreement (the “Non-Material Services”). Other services may be provided for an additional fee, such as car parking space, phone service, and IT services, subject to availability at the Main Premises and any additional terms and expenses applicable to those services.

b.    Our Reserved Rights. We are entitled to access your Office Space, with or without notice, in connection with our provision of the Services, for safety and/or emergency purposes or for any other purposes but will do so in a manner to minimize interference with your business operations and if our access to such space is not in connection with an emergency or regular provision of the Services, we will endeavor to provide you with prior notice before entering, but please note that we may still enter your Office Space after giving such notice, even if we have not received a response from you. We may temporarily move furniture contained in your Office Space; in any such event, we will return the furniture to its original location as soon as reasonably practicable. We reserve the right to alter your Office Space, provided that we will not do so in a manner that substantially decreases the square footage of your assigned Office Space or related amenities and we shall endeavor to provide you with advance notice of any such changes. We may also modify or reduce the list of Non-Material Services provided for your Office Space at any time. The Services may be provided by us, an affiliate or a third party.

c.    Office Space Not Timely Available. If we are unable to make the Office Space available by the Start Date for any reason, including due to changes in construction plans, delays in obtaining permits, or any other obstacles in procuring space in any Premises, we will notify you of any such circumstances and we will not be subject to any liability related to such inability, nor will such failure affect the validity of this Agreement which shall remain in full force and effect. In this event, except as set forth in this Agreement, you will not be obligated to make payments of the Monthly Fee until the Office Space is made available to you. Notwithstanding the foregoing, if we are unable to make the Office Space available by the Start Date due to delays caused by your actions or inactions or due to changes in work or other customizations to the Office Space requested by you, we will not be subject to any liability related to such delay nor will such delay affect the validity of this Agreement, you shall not be entitled to terminate this Agreement and you shall be responsible for the payment of the Monthly Fees from the Start Date.

d.    Access Prior to Start Date. If we, in our sole discretion, provide you with access to your Office Space for any period of time prior to your Start Date (a “Soft Open Period”), during any such Soft Open Period you and your Members shall be fully subject to the terms of this Agreement, regardless of whether we choose to charge you the Monthly Fee during any such Soft Open Period.

3.    YOUR MEMBERS

a.    Member List. After the execution of this Agreement, we shall coordinate with you to complete our member registration procedures for your Members. You are responsible for maintaining the accuracy of your list of Members on the WeWork Member Network (your “Member List”). Only those individuals included on the Member List will be deemed to be “Members” and entitled to receive the Services described in this Agreement. To the extent permitted by law, all of your Members shall be required to provide valid government issued identification in order to be issued an activated key card to access the Premises. We reserve the right in our discretion to limit at any time the number of memberships permitted under this Agreement to a number equal to the Capacity set forth in the Membership Details Form.

b.    WeWork Member Network. A profile on the WeWork Member Network must be created for each individual member added to the Member List. If you elect to retain the “default” settings of your “Member Network Account,” such profiles will be viewable by us, our employees and agents, and other WeWork members. The created profile will include only the Member’s name and the Member Company; any additional information, including a photograph, shall be added solely as determined by you or your Members.

At any time, you may choose, at your sole election, to set your company and Members’ accounts to ‘private.’ If you elect to utilize the ‘private’ setting, your company and Member accounts will be viewable only by us, our employees and agents, and will not be viewable by any other members who have access to the WeWork Member Network. In the ‘private’ setting, your Members have the ability to use utility features (such as booking conference rooms and registering guests) on the WeWork Member Network, and the use of such utility features by your Members on the WeWork Member Network will be viewable only by us, our employees and agents, and will be anonymous to any other members who have access to the WeWork Member Network. If you elect to utilize the ‘private’ setting, all individuals registered as your Members will be set as 'private' and prevented from conducting any social activity on the WeWork Member Network.

c.    Changes to or Removal of Primary Member or Authorized Signatory. An Authorized Signatory generally has the sole authority to make changes to or terminate this Agreement. A Primary Member will generally serve as WeWork’s primary contact regarding matters that involve your Members, the physical Office Space or the Premises. If no Authorized Signatory other than the Primary Member is designated by you on the Membership Details Form, the Primary Member will serve as the Authorized Signatory. We will be entitled to rely on communications to or from the Authorized Signatory or Primary Member as notice to or from the applicable Member Company. However, an executive officer of the applicable Member Company (“Executive Officer”) will have the authority to override the request of an Authorized Signatory or Primary Member, as applicable, provided that we receive such a request within 24 hours following such Authorized Signatory’s or Primary Member’s request. We will be entitled to request reasonable documentation to conﬁrm that an individual claiming to be an Executive Officer truly is one and to exercise our discretion in determining whether a particular position constitutes an “Executive Officer.” An Executive Officer will also have the authority to remove or replace the individual serving as the Authorized Signatory and/or Primary Member. Unless we receive instructions from the Authorized Signatory or Executive Officer, if the individual designated as the Primary Member ceases to provide services to the Member Company or ceases using the Office Space regularly, you shall promptly designate a replacement Primary Member; however, if you fail to do so within three (3) Regular Business Days after we provide notice to you concerning the absentee Primary Member, WeWork shall designate an interim Primary Member until we received direction from you. We will use our reasonable judgment in designating an interim Primary Member.

4.    MONTHLY FEES; PAYMENTS

a.    Payments Due Upon Signing. Upon submitting a signed and completed Agreement, you will be obligated to deliver to us, in the amount(s) set forth on your Membership Details Form, (i) the Service Retainer and (ii) the Set-Up Fee. Where desks are added to your membership after the Start Date, the related Set-Up Fee shall be paid on the invoice subsequent to such addition. The current Set-Up Fee is set forth in the Membership Details Form.

b.    Monthly Fee. During the Term (defined below) of this Agreement, your Monthly Fee will be due monthly and in advance as of the first (1st) day of each month or in accordance with the Net Payment Term period set forth in the Membership Details Form, if applicable. You are obligated to make payment of all Monthly Fees owed throughout the Commitment Term and this obligation is absolute notwithstanding any early termination of the Agreement by you (“Monthly Fee Obligations”). You agree to pay promptly: (i) all sales, use, excise, value added, and any other taxes which you are required to pay to any other governmental authority (and, at our request, will provide to us evidence of such payment) and (ii) all sales, use, excise, value added and any other taxes attributable to your Membership as shown on your invoice. On each annual anniversary of the Start Date (including during any Term) the Monthly Fee will be subject to an automatic three and a half percent (3.5%) increase over the then current Monthly Fee. Following any Commitment Term (which shall include any extensions of the Commitment Term), we reserve the right to further increase or decrease the Monthly Fee at our sole discretion upon thirty (30) days’ prior notice to you in advance of and in accordance with the Termination Notice Period below in Section 5(c).

c.    Invoices; Financial Information. WeWork will send or otherwise provide invoices and other billing- related documents, information and notices to the Primary Member or, if a Billing Contact is indicated on the Membership Details Form, the Billing Contact. Change of the Billing Contact will require notice from the Authorized Signatory in accordance with this Agreement.

d.    Credits; Service Credit Fees. You may receive a number of credits for conference room use and/or a certain number of credits for color and black & white copies and printouts, as speciﬁed on the Membership Details Form. These allowances may not be rolled over from month to month. If these allocated amounts are exceeded or additional credits are required for purchase, you will be responsible for paying the applicable fees for such service credits. The current service credit fee schedule is listed on our website. All service credit fees are subject to increase from time to time at our sole discretion.

e.    Late Fees. If payment of the Monthly Fee or any other accrued and outstanding fee is not made by the tenth (10th) of the month in which such payment is due or within the amount of days set forth in the Net Payment Terms section of the Membership Details Form after issuance of the invoice relating to such payment, if applicable, you will be responsible for paying a late fee of ten percent (10%) of the outstanding invoice. Late fees are subject to change from time to time.

f.    Form of Payment. We accept payment of all amounts speciﬁed in this Agreement solely by the methods we communicate to you during the membership sign up process or from time to time during the Term. You are required to inform us promptly of any changes to your payment information. Changing your payment method may result in a change in the amount required under this Agreement to be held as the Service Retainer.

g.    Outstanding Fees. Any outstanding fees will be charged in arrears on a monthly basis. When we receive funds from you, we will ﬁrst apply funds to any balances which are in arrears (including any outstanding late fees) and to the earliest month due ﬁrst. Once past balances are satisﬁed, any remaining portion of the funds will be applied to current fees due. If any payments remain outstanding after we provide notice to you, we may, in our sole discretion, withhold Services or terminate this Agreement in accordance with Section 5(d).

h.    WeWork Work. In the event that we have agreed to customize office space for you (“Customized Office Space”), the details, and if applicable, the amount and terms of payment for the customization, shall be set forth on the Membership Details Form. If set forth on the Membership Details Form, or otherwise mutually agreed to by the parties in writing, you agree to pay to us the “WeWork Work” fees and any other costs or expenses related to the Customized Office Space incurred by us (collectively, the “WeWork Work Expenses”), in accordance with the terms set forth on the Membership Details Form or other applicable written agreement. Unless we otherwise agree in writing, all WeWork Work Expenses are due notwithstanding any termination or expiration of this Agreement, and are immediately due and payable from you to us if you fail to move into the Office Space or terminate this Agreement prior to moving into the Office Space. Unless the parties agree otherwise in writing, you shall be fully responsible for all costs and expenses related to restoring the Office Space to its original condition prior to the WeWork Work (the “WeWork Work Restoration Expenses”). All WeWork Work Restoration Expenses shall be paid on or before your final day of access to and use of the Office Space.

i.    No Refunds. Unless otherwise set forth in this Agreement, there are no refunds of any fees or other amounts paid by you or your Members in connection with the Services.

5.    TERM AND TERMINATION

a.   Term. This Agreement will be effective when signed by both parties (“Effective Date”); provided that we have no obligations to provide you with the Services until the later of (i) the date on which payment of your Service Retainer, Set-Up Fee and first month’s Monthly Fee has been received by us or (ii) the Start Date.

Unless otherwise set forth on the Membership Details Form, following the Commitment Term, this Agreement shall automatically renew for the lesser of: (i) a six (6) month period or (ii) the period remaining on our underlying lease for the Main Premises (any term after the Commitment Term, a “Renewal Term”), subject to Section 5(c). The Commitment Term and all subsequent Renewal Terms shall constitute the “Term.” This Agreement will continue until terminated in accordance with this Agreement. If no Commitment Term is indicated on your Membership Details Form, the default Commitment Term shall commence on the Start Date and end six (6) full calendar months after the Start Date.

b.   Move In/ Move Out. If the Start Date is a Regular Business Day, you will be entitled to move into the Office Space no earlier than 11:00 a.m. on the Start Date, provided you have complied with the payment obligations described in Section 5(a). If the Start Date is not a Regular Business Day, you will be entitled to move into the Office Space no earlier than 11:00 a.m. on the ﬁrst Regular Business Day after the Start Date. On the last Regular Business Day of the Termination Effective Month (defined below), you must vacate the Office Space by no later than 4:00 p.m.

c.   Termination by You. You may terminate this Agreement by providing written notice to us prior to the month in which you intend to terminate this Agreement (“Termination Effective Month”) in accordance with the notice periods set forth in the chart below (the “Termination Notice Period(s)”). The applicable Termination Notice Period shall be determined by the Capacity for the relevant office number(s), as depicted in the chart below, and as displayed on the Membership Details Form. The Termination Notice Periods shall apply to any termination by you during the Term. After receiving such notice we will deliver to you the WeWork Exit Form (“Exit Form”), which you must complete and submit to us. The termination will be effective on the later of the last Regular Business Day of the

Termination Effective Month and the expiration of the Commitment Term. No termination by you shall be effective during the Commitment Term, and termination by you during the Commitment Term is a breach of this Agreement. If you terminate this Agreement prior to the end of the Commitment Term (or during any relevant Termination Notice Period), your Monthly Fee Obligations and any unpaid WeWork Work Expenses (if applicable) shall become immediately due. In addition to any rights, claims and remedies we choose to pursue in our discretion, your Service Retainer shall be forfeited immediately as a result of your breach. Notice must be provided during Regular Business Hours. The Exit Form needs to be completely filled out and signed by the Authorized Signatory; however, please note that the termination of your Agreement on the last Regular Business Day of the Termination Effective Month will be triggered upon your provision of written notice of termination to us, regardless of when you complete and submit the Exit Form. You will not be entitled to pro ration with respect to the last month's Monthly Fee. For instance, if you vacate your Office Space before the last Regular Business Day of April, you will still owe us the full Monthly Fee for the full month of April.

Member Company Termination Notice Periods Required:

Capacity	Notice Required
0 - 49	Four (4) month
50 - 99	Six (6) months
100 or greater	Six (6) months

•     Example: If the Capacity for the Office Space is between fifty (50) and ninety-nine (99) Members, the applicable Termination Notice Period would be six (6) months, and to terminate this Agreement effective the last Regular Business Day of August (provided that the Commitment Term shall have expired by such date), the last opportunity to provide notice to us would be during Regular Business Hours on the last Regular Business Day of February.

d.   Termination or Suspension by Us. We may withhold Services or immediately terminate this Agreement: (i) upon breach of this Agreement by you or any Member which has not been remedied within ten (10) days of your receipt of a notice from us of such breach; (ii) upon termination, expiration or material loss of our rights in the Premises; (iii) if any outstanding fees are still due after we provide notice to you which have not been paid within ten (10) days of your receipt of a notice from us; (iv) if you or any of your Members fail to comply with the terms and conditions of the WeWork Member Network ToS, the WeWork Data Connection & Internet Access ToS, the WeWork Privacy Policy, or any other policies or instructions provided by us or applicable to you; or (v) at any other time, when we, in our sole discretion, see ﬁt to do so. You will remain liable for past due amounts but not for future monthly fees which would have been due for the remainder for any Term but for such termination, and we may exercise our rights to collect due payment, despite termination or expiration of this Agreement.

An individual Member will no longer receive the Services and is no longer authorized to access the Main Premises or any Premises upon the earlier of (x) the termination or expiration of this Agreement;

(y) your removal of such Member from the Member List or (z) our notice to you that such Member violated this Agreement and is no longer permitted to utilize the Services. We may withhold or terminate Services of individual Members for any of the foregoing reasons; in such circumstances this Agreement will continue in full force and effect to the exclusion of the relevant Member.

e.   Service Retainer. The Service Retainer will be held as a retainer for performance of all your obligations under this Agreement, including the Monthly Fee Obligations, and is not intended to be a reserve from which fees may be paid. In the event you owe us other fees, you may not rely on deducting them from the Service Retainer, but must pay them separately. We will return the Service Retainer, or any balance after deducting outstanding fees and other costs due to us, including any unsatisfied Monthly Fee Obligations, to you by bank transfer or other method that we communicate to you within thirty (30) days (or earlier if required by applicable law) after the later of (i) the termination or expiration of this Agreement and (ii) the date on which you provide to us all account information necessary for us to make such payment. Return of the Service Retainer is also subject to your complete performance of all your obligations under this Agreement, including full satisfaction of your Monthly Fee Obligations and any additional obligations applicable following termination or expiration of this Agreement.

f.    Removal of Property Upon Termination. Prior to the termination or expiration of this Agreement, you will remove all of your, your Members’, and your or their guests’ property from the Office Space and Premises. After providing you with reasonable notice, we will be entitled to dispose of any property remaining in or on the Office Space or Premises after the termination or expiration of this Agreement and will not have any obligation to store such property, and you waive any claims or demands regarding such property or our handling or disposal of such property. You will be responsible for paying any fees reasonably incurred by us regarding such removal. We shall have no implied obligations as a bailee or custodian, and you hereby indemnify us and agree to keep us indemnified in respect of any claims of any third parties in respect of such property. Following the termination or expiration of this Agreement, we will not forward or hold mail or other packages delivered to us.

6.    HOUSE RULES

In addition to any rules, policies and/or procedures that are specific to a Main Premises used by you, you agree to be bound by the House Rules set forth in Exhibit A attached hereto. You are responsible for ensuring your Members comply with all House Rules.

7.    ADDITIONAL AGREEMENTS

a.    Information Technology. In order to utilize all the functionalities offered by us, it may be necessary to install software onto a Member’s computer, tablet, mobile device or other electronic equipment. In addition, a Member may request that we troubleshoot problems a Member may have with respect to printing, accessing the network connection or other issues. If we provide such services, we will not be responsible for any damage to your equipment.

b.   Network Connection. WeWork provides Internet access to Members via a wireless or wired network connection. For those Members wishing to implement a private wired network, WeWork may allow you to install a firewall device for your exclusive access and use, subject to WeWork IT approval, and you will be responsible for removal of the same. Prior to any such installation or removal, you shall coordinate with the WeWork IT team to discuss the actual setup, appropriate time, manner and means for such installation or removal and any additional fees that may result from the request, which fees shall be set out in the Membership Details Form. To the extent that we incur any costs in connection with such installation or removal, which are not otherwise paid by you, we shall deduct such costs from the Service Retainer. You shall also be responsible for any monthly fees incurred relating to your private, secured wired network and any additional IT services.

c.   Waiver of Claims. To the extent permitted by law, you, on your own behalf and on behalf of your Members, employees, agents, guests and invitees, waive any and all claims and rights against us and our affiliates, parents, and successors and each of our and their employees, assignees, officers, agents and directors (collectively, the “WeWork Parties”) and our landlords at the Premises resulting from injury or damage to, or destruction, theft, or loss of, any property, person or pet, except to the extent caused by the gross negligence, willful misconduct or fraud of the WeWork Parties.

d.   Limitation of Liability. To the extent permitted by law, the aggregate monetary liability of any of the WeWork Parties to you or your Members, employees, agents, guests or invitees for any reason and for all causes of action, will not exceed the total Monthly Fees paid by you to us under this Agreement in the twelve (12) months prior to the claim arising. None of the WeWork Parties will be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, or any loss of profits or business interruption. You acknowledge and agree that you may not commence any action or proceeding against any of the WeWork Parties, whether in contract, tort, or otherwise, unless the action, suit, or proceeding is commenced within one (1) year of the cause of action’s accrual. Notwithstanding anything contained in this Agreement to the contrary, you acknowledge and agree that you shall not commence any action or proceeding against any of the WeWork Parties other than the WeWork Party you are directly contracting with hereunder and the assets of such person for any amounts due or for the performance of any obligations in connection with this Agreement.

e.   Indemnification. You will indemnify the WeWork Parties from and against any and all third party claims, liabilities, and expenses including reasonable attorneys’ fees, resulting from any breach or alleged breach of this Agreement by you or your Members or your or their guests, invitees or pets or any of your or their actions or omissions, except to the extent a claim results from the gross negligence, willful misconduct or fraud of the WeWork Parties. You are responsible for the actions of and all damages caused by all persons and pets that you, your Members or your or their guests invite to enter any of the Premises, including but not limited to any vendors hired by you that enter the Premises. We will indemnify you and your affiliates from and against any and all third party claims, liabilities, and expenses including reasonable attorneys’ fees, resulting from any material breach of this Agreement by us, except to the extent a claim results from the negligence or willful misconduct of you or your affiliates, parents, and successors and each of your and their employees, assignees, officers, agents and directors. For any claim of indemnification under this Agreement, the indemnified party shall provide prompt written notice of the claim for indemnification and reasonable cooperation, information, and assistance in connection with the claim, and the indemnifying party shall have sole control and authority to defend, settle or compromise such claim. The indemnifying party shall not make any settlement that requires a materially adverse act or admission by the indemnified party or imposes any obligation upon the indemnified party unless they have first obtained the indemnified party’s written consent (such consent not to be unreasonably delayed, conditioned or withheld). Additionally, for any claim for indemnification pursuant to this Agreement, the indemnifying party shall not be liable for any obligations arising out of a settlement entered into by the indemnified party without the indemnifying party’s prior written consent.

f.    Insurance. You are responsible for maintaining, at your own expense and at all times during the Term personal property insurance and commercial general liability insurance covering you and your Members for property loss and damage, injury to your Members and your Members’ guests or pets and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to your business. In addition you are responsible for maintaining, at your own expense and at all times during the Term, workers’ compensation insurance providing statutory benefits in accordance with the law and employer’s liability in an amount appropriate to your business. You will ensure that WeWork and the Landlord shall each be named as additional insureds on your commercial general liability policy and that all insurance policies shall include a clause stating that the insurer waives all rights of recovery, under subrogation or otherwise you may have against WeWork and the Landlord. You shall provide proof of insurance upon our request.

g.   Pets. If the Office Space is in Premises designated by us to be one in which pets are permitted, and if any Member plans on regularly bringing a pet into the Office Space or otherwise into the Premises, we may require this Member to produce proof of vaccination for such pet and evidence of compliance with applicable local regulations. If any of your Members brings a pet into the Premises, you will be responsible for any injury or damage caused by this pet to other members or guests or other occupants of the Premises or to the property of (i) WeWork or any employees, members or guests or (ii) the owner(s) or other occupants of the Premises. None of the WeWork Parties will be responsible for any injury to such pets. We reserve the right to restrict any Member’s right to bring a pet into the Premises in our sole discretion.

h.   Other Members. We do not control and are not responsible for the actions of other Member Companies, Members, or any other third parties. If a dispute arises between Member Companies, members or their invitees or guests, we shall have no responsibility or obligation to participate, mediate or indemnify any party.

i.    Third Party Services. Services do not include, and we are not involved in or liable for, the provision of products or services by third parties (“Third Party Services”) that you may elect to purchase in connection with your Membership, including via the WeWork Services Store, even if they appear on your WeWork invoice. Third Party Services are provided solely by the applicable third party (“Third Party Service Providers”) and pursuant to separate arrangements between you and the applicable Third Party Service Providers. These Third Party Service Providers’ terms and conditions will control with respect to the relevant Third Party Services. By adding a Member to the Member List, you are thereby authorizing that Member to access and use the WeWork Services Store in accordance with the terms of service available on our website.

j.    Joint Marketing. The parties agree to use commercially reasonable efforts to coordinate a meeting with their respective Brand, Public Relations and/or Marketing teams to explore mutual marketing, publicity and promotional content related to your membership.

k.   Privacy. We collect, process, transfer and secure personal data about you and your Members pursuant to the terms of our Privacy Policy, which can be found on our website (wework.com/legal/privacy), and in accordance with all applicable data protection laws. Note that you are not obligated to provide us with personal information and any information collected by us will be provided by you at your own will and with your explicit consent granted herein by execution of this Agreement. You hereby (i) undertake, where necessary, to obtain consent from such Member to the collection, processing, transferring and securing of data described herein and (ii) confirm that you in fact collect and process such Member’s personal data in accordance with applicable law.

8.    ARBITRATION AND CLASS ACTION WAIVER

a.   Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed under the law of the State of New York, U.S.A. and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

b.   Venue. Except that either party may seek equitable or similar relief from any court of competent jurisdiction, any dispute, controversy or claim arising out of or in relation to this Agreement, or at law, or the breach, termination or invalidity of this Agreement, that cannot be settled amicably by agreement of the parties to this Agreement shall be finally settled in accordance with the arbitration rules of JAMS then in force, by one or more arbitrators appointed in accordance with said rules. The place of arbitration shall be New York, New York, U.S.A.

c.   Proceedings; Judgment. The proceedings shall be confidential and in English. The award rendered shall be final and binding on both parties. Judgment on the award may be entered in any court of competent jurisdiction. In any action, suit or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, the prevailing party’s reasonable attorneys’ fees and other fees, costs and expenses of every kind in connection with the action, suit or proceeding, any appeal or petition for review, the collection of any award or the enforcement of any order, as determined by the arbitrator(s) or court, as applicable. This Agreement shall be interpreted and construed in the English language, which is the language of the official text of this Agreement.

d.   Class Action Waiver. Any proceeding to resolve or litigate any dispute in any forum will be conducted solely on an individual basis. Neither you nor we will seek to have any dispute heard as a class action or in any other proceeding in which either party acts or proposes to act in a representative capacity. No proceeding will be combined with another without the prior written consent of all parties to all affected proceedings. You and we also agree not to participate in claims brought in a private attorney general or representative capacity, or any consolidated claims involving another person's account, if we are a party to the proceeding. YOU ARE GIVING UP YOUR RIGHT TO PARTICIPATE AS A CLASS REPRESENTATIVE OR CLASS MEMBER ON ANY CLASS CLAIM YOU MAY HAVE AGAINST US INCLUDING ANY RIGHT TO CLASS ARBITRATION OR ANY CONSOLIDATION OF INDIVIDUAL ARBITRATIONS.

9.    MISCELLANEOUS

a.   Nature of the Agreement; Relationship of the Parties. The whole of the Premises and Office Space remains in our possession and control. Your Agreement with us is a contract for the provision of services and we are giving you the right to share with us the use of the Office Space so that we can provide the Services to you. Notwithstanding anything in this Agreement to the contrary, you and we agree that our relationship is not that of landlord-tenant or lessor-lessee and this Agreement in no way shall be construed as to grant you or any Member any title, easement, lien, possession or related rights in our business, the Premises, the Office Space or anything contained in or on the Premises or Office Space. This Agreement creates no tenancy interest, leasehold estate, or other real property interest. The parties hereto shall each be independent contractors in the performance of their obligations under this Agreement, and this Agreement shall not be deemed to create a ﬁduciary or agency relationship, or partnership or joint venture, for any purpose. You acknowledge and agree that you are entering into this Agreement for the purposes of and in the course of your trade, business and/or profession, and not as a consumer. Neither party will in any way misrepresent our relationship.

b.   Updates to the Agreement. Changes to membership and service credit fees, will be governed by Section 4(b) and 4(d) of this Agreement, respectively. We may from time to time update this Agreement and will provide notice to you of these updates. You will be deemed to have accepted the new terms of the Agreement following the completion of two (2) full calendar months after the date of notice of the update(s). Continued use of the Office Space or Services beyond this time will constitute acceptance of the new terms.

c.   Waiver. Neither party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party.

d.   Subordination. This Agreement is subject and subordinate to our Lease and to any supplemental documentation and to any other agreements to which our Lease is subject to or subordinate. However, the foregoing does not imply any sublease or other similar relationship involving an interest in real property.

e.    Extraordinary Events. WeWork will not be liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond WeWork’s reasonable control, including without limitation (i) any delays or changes in construction of, or WeWork’s ability to procure any space in, any Premises, and (ii) any delays or failure to perform caused by conditions under the control of our landlord at the applicable Premises.

f.     Severable Provisions. Each provision of this Agreement shall be considered severable. To the extent that any provision of this Agreement is prohibited or otherwise limited, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under applicable law.

g.   Survival. Sections 1, 2(b), 4 (to the extent any payments remain outstanding), 5(d), 5(e), 5(f), 6(b), 7(a) through 7(f), 7(h), 8, and 9 and all other provisions of this Agreement reasonably expected to survive the termination or expiration of this Agreement will do so.

h.   Notices. Any and all notices under this Agreement will be given via email, and will be effective on the first business day after being sent. All notices will be sent via email to the email addresses specified on the Membership Details Form, except as otherwise provided in this Agreement. WeWork may send notices to either (or both) the Primary Member or the Authorized Signatory, as WeWork determines in its reasonable discretion. Notices related to the physical Office Space, Premises, Members, other Member Companies or other issues in the Premises should be sent by the Primary Member. Notices related to this Agreement or the business relationship between you and WeWork should be sent by your Authorized Signatory. In the event that we receive multiple notices from different individuals within your company containing inconsistent instructions, the Authorized Signatory’s notice will control unless we decide otherwise in our reasonable discretion.

i.    Headings; Interpretation. The headings in this Agreement are for convenience only and are not to be used to interpret or construe any provision of this Agreement. Any use of “including,” “for example” or “such as” in this Agreement shall be read as being followed by “without limitation” where appropriate. References to any times of day in this Agreement refer to the time of day in the Office Space’s time zone.

j.    No Assignment. Except in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of the shares or assets of you or your parent corporation, you may not transfer or otherwise assign any of your rights or obligations under this Agreement (including by operation of law) without our prior consent. We may assign this Agreement without your consent.

k.   Sanctions. The parties, each as to themselves, hereby represent and warrant that:

(i)         In the performance of this Agreement they will comply with all applicable U.S. and non-U.S. economic sanctions and export control laws and regulations, including but not limited to the economic sanctions regulations implemented under statutory authority and/or Executive Orders and administered by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.), the U.S. Commerce Department’s Export Administration Regulations (15 C.F.R. Part 730 et seq.), the economic sanctions rules and regulations of the European Council, United Kingdom, and EU Member States, and EU's Dual- use Regulation 428/2009 (collectively, “Trade Control Laws”).

(ii)        Neither party nor any of its subsidiaries or affiliates, nor directors or officers is (a) a citizen or resident of, an entity organized under the laws of, or otherwise located in, a country subject to comprehensive territorial sanctions maintained by OFAC (hereinafter referred to as “Sanctioned Countries”), (b) identified on U.S. Government restricted party lists including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by OFAC; the Denied Parties List, Unverified List or Entity List maintained by the U.S. Commerce Department Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department Directorate of Defense Trade Controls, (c) a listed person or entity on the Consolidated List of persons and entities subject to asset-freezing measures or other sanctions maintained by the European Union, and by the Member States of the European Union, (d) or a person or entity subject to asset-freezing measures or other sanctions maintained by the United Kingdom's HM Treasury (collectively referred to herein as "Restricted Parties").

(iii)       Neither party nor any of its subsidiaries and/or affiliates are 50% or more owned, individually or in the aggregate, directly or indirectly by one or more Restricted Parties or otherwise controlled by Restricted Parties.

(iv)       Less than 10% of each parties’ total annual revenues are, and will continue to be for the duration of the Agreement, generated from activities involving, directly or indirectly, one or more of the Sanctioned Countries.

(v)        Neither party nor, in the case of the Member Company, any of its Members will, at any time during the Term, engage in any activity under this Agreement, including the use of Services provided by WeWork in connection with this Agreement, that violates applicable Trade Control Laws or causes WeWork to be in violation of Trade Control Laws.

l.    Anti-Money Laundering. You and WeWork, each as to itself, hereby represent and warrant that at all times it has conducted and will conduct its operations ethically and in accordance with all laws, including but not limited to laws that prohibit commercial bribery and money laundering (the “Anti- Money Laundering Laws”), and that all funds which you will use to comply with your payment obligations under this Agreement will derived from legal sources, pursuant to the provisions of Anti- Money Laundering Laws. You will provide us with all reasonably requested information and documents that we from time to time may request in order to comply with all Anti-Money Laundering Laws.

m.  Anti-Corruption Laws. Neither party nor any of its directors, officers, employees, agents, third parties with whom it has contractually engaged, representatives or anyone acting on its behalf, nor any of your Members (i) has, directly or indirectly, offered, paid, given, promised, or authorized the payment of any money, gift or anything of value to: (A) any Government Official or any commercial party, (B) any person while knowing or having reason to know that all or a portion of such money, gift or thing of value will be offered, paid or given, directly or indirectly, to any Government Official or any commercial party, or (C) any employee or representative of WeWork for the purpose of (1) influencing an act or decision of the Government Official or commercial party in his or her official capacity, (2) inducing the Government Official or commercial party to do or omit to do any act in violation of the lawful duty of such official, (3) securing an improper advantage or (4) securing the execution of this Agreement, or (ii) will authorize or make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, in connection with this Agreement, the Services or the Office Space. For purposes of this section, “Government Official” means any officer, employee or person acting in an official capacity for any government agency or instrumentality, including state-owned or controlled companies, and public international organizations, as well as a political party or official thereof or candidate for political office.

n.    Brokers. Except as may be provided for through the WeWork broker referral program, you hereby represent and warrant that you have not used a broker or realtor in connection with the membership transaction covered by this Agreement. If you seek to terminate this Agreement or cease to pay your Monthly Fee except as otherwise explicitly permitted herein (each, an “Early Exit”), within fifteen

(15) days of doing so, you shall reimburse WeWork for any fees previously paid by WeWork to a broker or realtor corresponding to the period following such Early Exit. You hereby indemnify and hold us harmless against any claims arising from the breach of any warranty or representation of this paragraph.

o.   Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts by either handwritten or electronic signature, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement, and each of which counterparts may be delivered by emailing the other party to this Agreement signed scanned document or electronically signed portable document format (pdf) version of the contract (as applicable). Each party agrees to the execution of this Agreement in this manner, and the parties acknowledge that execution in this manner creates a binding contract between the parties on the Effective Date.

p.   Compliance with Laws. You herby represent and warrant that at all times you and your Members have conducted and will conduct your operations ethically and in accordance with all applicable laws.

q.   Entire Agreement. This Agreement, including the Membership Details Form, constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be changed in any manner except by a writing executed by both parties or as otherwise permitted herein. All prior agreements and understandings between the parties regarding the matters described herein have merged into this Agreement.

EXHIBIT A

HOUSE RULES

a.    You acknowledge and agree that:

i.      keys, key cards and other such items used to gain physical access to the Premises, or the Office Space remain our property. You will cause your Members to safeguard our property and you shall promptly notify us and be liable for replacement fees should any such property be lost, stolen or destroyed;

ii.       you shall promptly notify us of any change to your contact and/or payment information;

iii.      we will provide notice to you of any changes to Services, fees, or other updates via email. It is your responsibility to read such emails and to ensure your Members are aware of any changes, regardless of whether we notify such Members directly;

iv.       carts, dollies and other freight items which may be made available may not be used in the passenger elevator except at our discretion;

v.       for security reasons, we may, but have no obligation to, regularly record certain areas in the Premises via video;

vi.       all of your Members are at least 18 years of age;

vii.       you shall be responsible for ensuring that no alcohol is consumed by any of your Members or guests who is younger than the legal age for consuming alcohol in the applicable jurisdiction and that alcohol is consumed responsibly by your Members and guests;

viii.       common spaces are to be enjoyed by all our Member Companies, members and guests unless otherwise instructed by us, and are for temporary use and not as a place for continuous, everyday work;

ix.       you will provide us with reasonable notice of and complete all required paperwork prior to hosting any event at the Premises;

x.       you will be responsible for any damage to your Office Space other than normal wear and tear;

xi.       you will be responsible for replacement fees for any item(s) provided to you by the WeWork community team for temporary use should any such property be lost, stolen or destroyed;

xii.      you may not make any structural or nonstructural alterations or installations (including, but not limited to, wall attachments, furniture, IT equipment, and/or glass paneling) in the Office Space or elsewhere in the Premises without prior approval by us. In the event that any alterations or installations are made, you shall be responsible for the full cost and expense of the alteration or installation and, prior to the termination of this Agreement, the removal of such items and the restoration necessitated by any such alterations, and we may deduct any such costs not otherwise paid by you from the Service Retainer. In no event are you permitted to perform any of these actions. Only a member of our facilities staff is entitled to perform an alteration, installation, removal or restoration. Reach out to a member of your community team for more information;

xiii.       you shall not communicate, or attempt to communicate, directly with our Landlord for any reason;

xiv.      you and your Members’ computers, tablets, mobile devices and other electronic equipment must be (a) kept up-to-date with the latest software updates provided by the software vendor and (b) kept clean of any malware, viruses, spyware, worms, Trojans, or anything that is designed to perform malicious, hostile and/or intrusive operations. We reserve the right to remove any device from our networks that poses a threat to our networks or users until the threat is remediated; and

xv.     you consent to our non-exclusive, non-transferable use of your Member Company name and/or logo in connection with identifying you as a Member Company of WeWork, alongside those of other Member Companies, on a public-facing “Membership” display on wework.com, as well as in video and other marketing materials. You warrant that your logo does not infringe upon the rights of any third party and that you have full authority to provide this consent. You may terminate this consent at any time upon thirty (30) days’ prior notice.

b.    No Member will:

i.       perform any activity or cause or permit anything that is reasonably likely to be disruptive or dangerous to us or any other Member Companies, or our or their employees, guests or property, including without limitation in the Office Space or the Premises;

ii.      use the Services, the Premises or the Office Space to conduct or pursue any illegal or offensive activities or comport themselves to the community in a similar manner; all Members shall act in a respectful manner towards other Member Companies and our and their employees and guests;

iii.       misrepresent himself or herself to the WeWork community, either in person or on the WeWork Member Network;

iv.      take, copy or use any information or intellectual property belonging to other Member Companies or their Members or guests, including without limitation any confidential or proprietary information, personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same, and this provision will survive termination of this Agreement;

v.      take, copy or use for any purpose (a) the name “We”, “WeWork” or any of our other business names, trademarks, service marks, logos, designs, copyrights, patents, trade secrets, trade dress, marketing material, other identifiers or other intellectual property (“Intellectual Property”); (b) any derivations, modifications or similar versions of the same; or (c) any photographs or illustrations of any portion of a Premises, for any purpose, including competitive purposes, without our prior consent, provided that during the term of this Agreement you will be able to use “WeWork” to accurately identify an address or office location. You acknowledge that WeWork owns all right, title and interest in and to its Intellectual Property. You may not file for ownership rights of any of our Intellectual Property with any governmental authority or use our Intellectual Property in any advertising, including domain names, social media handles, or any form of media invented in the future. You may not, directly or indirectly, interfere with or object to, in any manner, our ownership rights or the use of our Intellectual Property or engage in any conduct that is likely to cause confusion between WeWork and yourself, without our prior consent, and this provision will survive termination of this Agreement;

vi.       film within any Premises, including within the Office Space, without completing all required paperwork and receiving express written consent from WeWork;

vii.      use the Office Space in a retail, medical, or other capacity involving frequent visits by members of the public, as a residential or living space, or for any exclusively non-business purpose;

viii.       sell, manufacture or distribute any controlled substance, including alcoholic beverages, from the Office Space, or obtain a license for such sale, manufacture, importation, or distribution using the Office Space or the address of the Main Premises;

ix.       use our mail and deliveries services for fraudulent or unlawful purposes, and we shall not be liable for any such use;

x.       store significant amounts of currency or other valuable goods or commodities in the Office Space that are not commonly kept in commercial offices; in the event that you do so, we will not be liable for any such loss;

xi.       make any copies of any keys, keycards or other means of entry to the Office Space or the Premises or lend, share or transfer any keys or keycards to any third party, unless authorized by us in advance;

xii.       install any locks or other security devices to access the Office Space or anywhere within the Premises or install surveillance devices within the Office Space or anywhere within the Premises, unless authorized by us in advance;

xiii.       allow any guest(s) to enter the building without registering such guest(s) and performing any additional required steps according to our policies;

xiv.       operate any equipment within the Premises that has a higher heat output or electrical consumption than in a typical office environment, or places excessive strain on our electrical, IT, HVAC or structural systems, with such determination to be made in our sole discretion, without our prior approval; or

xv.       bring any weapons of any kind, or any other offensive, dangerous, hazardous, inflammable or explosive materials into the Office Space or the Premises.

You are responsible for ensuring your Members comply with all House Rules and with all rules, policies and/or procedures that are specific to a Premises used by you, and agree that in the event of any penalty or fine resulting from the breach of any such rules, policies and/or procedures, you will be responsible for paying such penalty or fine.

EXHIBIT B

BUY UP (CUSTOM WORK)

N/A

EXHIBIT C

ADDITIONAL SERVICES

N/A